EXHIBIT 10.10

SUBLEASE

THIS AGREEMENT OF SUBLEASE, made on the 29th day of January, 2003 by and between Pulaski Furniture Corporation, a Virginia corporation (hereinafter “Sublessor”), party of the first part, and Hooker Furniture Corporation, a Virginia Corporation (hereinafter “Sublessee”), party of the second part:

WITNESSETH:

That for and in consideration of the covenants and agreements hereinafter contained, Sublessor does hereby let and demise unto Sublessee the hereinafter described Premises:

1.

DESCRIPTION OF PREMISES:    That certain portion of property (as described below) which is the bottom floor of the main building, and consists of approximately 162,000 square feet (the “Premises”) of that certain real property, including all improvements therein or to be provided by Sublessor under the terms of this Lease, and located at 101 Commonwealth Boulevard, Martinsville, Virginia, and generally described as the warehouse buildings of masonry and bar joist construction containing up to approximately 845,990 square feet Sublessor is currently leasing from Commonwealth Boulevard Associates, LLC.

2.

TERM:    The term of this sublease shall commence on or before the 13th day of January, 2003 and shall terminate July 13th, 2003. Sublessee shall have the option to extend the sublease to August 31, 2003, upon 30 days notice prior to the termination, unless Sublessor has notified Sublessee of the withdrawal of this option with 45 days prior notice.

3.

RENTAL:    Sublessee covenants and agrees to pay to Sublessor as rental for the Premises $0.12 per square foot per month which represents (a)  Base Rent, (b)  Premium Charge, (c)  Moving Expense Reimbursement, and (d)  Utility Reimbursement. The fixed monthly rentals payable in advance on the first day of each month during the term of this lease. Rental payments for the option period, if any, will be prorated per week of occupancy.

4.	UTILITIES: Sublessor shall provide and pay for all water, sewage, gas, fuel for temporary heaters and electrical charges used upon the Premises.

5.	TAXES: Any type of inventory tax which may be levied by governmental bodies on inventory located in the Premises is to be paid by Sublessee.

6.

RIGHT OF ENTRY:    Sublessor, its agents, employees, and contractors shall have the right to enter into the Premises at any time, in the case of an emergency, and otherwise at reasonable times, subject to a twenty-four hour prior notice to Sublessee with the consent of Sublessee which shall not unreasonably be withheld.

7.

LIABILITY:    (a)  Sublessee shall defend, pay, indemnify and save harmless Sublessor from and against any and all claims, demands, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable attorneys’ fees, resulting from or in connection with loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of or from or on account of any occurrence in, upon, at or from the Premises and occasioned wholly or in part through the use and occupancy of the Premises and solely by any act, omission or negligence of Sublessee or any subtenant, concessionaire or licensee of Sublessee or their respective employees, agents, contractors, servants, licensees or invitees in, upon, at or from the Premises or any part of the warehouse buildings.

(b)  To the extent Sublessee is not insured or required to be insured pursuant to Paragraph 16.1 of this Lease, and except as otherwise provided in this lease, Sublessor shall defend, pay, indemnify and save harmless Sublessee from and against any and all claims, demands, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable attorneys’ fees, resulting from or in connection with loss of life, or bodily or personal injury arising directly out of or from or account of any occurrence in, upon, at or from the Premises and occasioned solely by any negligence or willful misconduct of Sublessor or its employees, agents, contractors, servants, licensees or invitees (expressly excluding other tenants of the warehouse buildings and their respective licensees or invitees) in, upon, at or from the Premises.

(c) The provisions of this paragraph 7 shall survive the expiration or sooner termination of this lease

8.

ADDITIONS AND IMPROVEMENTS:    Sublessee accepts Premises in an “as is” condition. Notwithstanding any provision in this lease to the contrary, Sublessee acknowledges and agrees that Sublessor shall not be responsible or liable at any time for damage to any property or business of Sublessee or those claiming by, under or through Sublessee caused by or resulting from the bursting, breaking, leaking, running, seeping, overflowing or backing up of water, steam, gas, sewage, snow or ice in any part of the Premises or caused by or resulting from acts of God or the elements or any defect or negligence in the occupancy, construction, operation, renovation or use of the Premises or any improvements adjoining or in the vicinity of the Premises and/or any equipment, fixtures, machinery, appliances or apparatus therein. Sublessor specifically retains responsibility and liability for its own acts or omissions that are determined to be intentional or negligent.

9.

SURRENDER OF PREMISES:    Upon the last day of the term of this lease or any renewal thereof, Sublessee shall deliver up and surrender the Premises to Sublessor in good order and repair, reasonable wear and tear and damage to leased Premises resulting from fire, explosion, the elements, or other casualty, including Act of God, excepted.

10.

EMINENT DOMAIN:    In the event the Premises or any portion thereof are taken under the power of eminent domain or the threat of the exercise thereof for any public or quasi-public use, then Sublessee or Sublessor may terminate and cancel this lease by giving of notice, in writing, to the other party by registered or certified mail, and thereupon both parties shall be released of any further obligations under this Lease, except as otherwise provided in this lease and except that the parties shall fulfill all obligations hereunder to be performed to the date of such termination. In the event this lease is not terminated upon the condemnation or taking of any portion of the Premises, the rent, following such taking, shall be reduced by the reasonable sum directly proportionate to the total rent in such ratio as the value of the part of the Premises condemned plus damage to the residue shall bear to the value of the entire Premises. It is understood and agreed that any recovery or award made in connection with such condemnation shall belong to the Sublessor.

11.

CASUALTY OR DAMAGE TO PREMISES:    In the event the improvements of the Premises or any portion thereof shall, during the term of this lease or any renewal hereof, be destroyed or damaged by fire, explosion, the elements or other casualty, including act of God, the Sublessee shall give immediate notice thereof to Sublessor, which, except as hereinafter set forth, shall thereupon cause the damage to be repaired forthwith unless this lease is terminated as hereinafter provided. If the Premises or any part thereof shall have been rendered untenantable from the time of damage until the completion of said repair and restoration, an equitable reduction of the rental during such period of repair and restoration shall be made until such Premises are so repaired and again ready for occupancy. However, in the event the improvements upon the Premises are damaged to the extent of more than fifty percent (50%) of the replacement cost thereof (as determined by Sublessor) either Sublessee or Sublessor may elect to terminate this lease within sixty (60) days of the date of such damage by giving written notice thereof by registered or certified mail to the other and thereupon this lease shall immediately terminate and Sublessor and Sublessee shall have no further obligation hereunder except as otherwise provided in this Lease and except that Sublessee shall pay rental accrued to the date of damage.

12.

REMOVAL:    It is agreed that upon the termination of this lease, the Sublessee may remove from the Premises equipment which has been installed by it and shall return Premises to Sublessor as provided herein, so long as they are in compliance with all terms, conditions and covenants of this lease.

13.	DEFAULT; BREACH; REMEDIES

13.1.

DEFAULT/BREACH:    A “Default” is defined as a failure by the Sublessee or Sublessor to comply with or perform any of the terms, covenants, conditions or rules under this lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Sublessee or Sublessor to cure such Default within any applicable grace period. Each of the following events shall constitute a Breach:

13.1.1.

The abandonment of the Premises by Sublessee; or the vacating of the Premises by Sublessee without providing a commercially reasonable level of security or without providing reasonable assurances to minimize potential vandalism.

13.1.2.

The failure of Sublessee to make any payment of rent or any other payments required to be made by Sublessee hereunder, where such failure continues for a period of more than five days following written notice to Sublessee.

	13.1.3.	The failure of the Sublessee to:

	❑	Provide reasonable evidence of insurance, or

	❑	Provide the rescission of an unauthorized assignment or subletting

Where any such failure continues for a period of five (5) days following written notice to Sublessee.

13.1.4.

The failure of the Sublessee to comply with paragraph 15, where any such failure continues for a period of fifteen (15) days following written notice to Sublessee; however, such period may be extended from 15 to 30 days in the event:

❑

the Sublessee officially commences remediation required with regard to Hazardous Substances within 15 days following written notice to Sublessee and diligently pursues such remediation to completion as quickly as possible; and

❑

Sublessee notifies and files a plan of remediation with the Sublessor and any necessary 3rd party within 15 days following written notice to Sublessee of the necessity therefor. Notwithstanding any provision in this paragraph 13 to the contrary, a Breach shall be deemed to have occurred and no notice of Default or Breach and/or opportunity to cure shall be necessary where immediate action must be taken in order to prevent damage to property or injury (including death) to persons, and Sublessee shall fail to take such immediate action.

13.1.5.

The failure of the Sublessee to comply with any other covenant, condition, term, or provision, where such failure continues for a period of thirty (30) days following written notice thereof to the Sublessee; provided, however, that Sublessee shall not be in Breach if it shall commence to cure the Default within the 30-day period and diligently pursues such remediation to completion as quickly as possible.

13.1.6.

The failure of the Sublessor to comply with any covenant, condition, term, or provision, where such failure continues for a period of thirty (30) days following written notice thereof to the Sublessor; provided, however, that Sublessor shall not be in Breach if it shall commence to cure the Default within the 30-day period and diligently pursues such remediation to completion as quickly as possible.

13.2.	Remedies:

13.2.1.

Sublessor:    Upon the occurrence of any Breach, Sublessor shall have the immediate right to re-enter the Premises, either by summary proceedings, by force or otherwise and to dispossess Sublessee and all other occupants therefrom and remove all property therein and, at Sublessor’s election, to store such property at the cost and for the account of Sublessee, all without notice of intention to re-enter with or without resort to legal process (which Sublessee hereby expressly waives) and without Sublessor being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Sublessor shall also have the right, at its option, in addition to and not in limitation of any other right or remedy, to terminate this lease by giving Sublessee three (3) days notice of cancellation. Sublessor shall also have the right to exercise any and all other remedies available to it at law or in equity. Sublessor may recover from Sublessee all damages it may sustain by reason of any Default or Breach, including the cost of recovering the Premises and all fees of attorneys, experts and consultants. In the event this lease is terminated pursuant to this paragraph, Sublessor shall be entitled to recover from Sublessee, as and for liquidated damages and not as a penalty, an amount equal to the difference between the rent for the period which otherwise would have constituted the balance of the term of this lease and the rental value of the Premises at the time of such election, for such period, both discounted at the rate of 4% per annum to present worth, all of which shall immediately be due and payable by Sublessee to Sublessor. The rights and remedies herein reserved by or granted to Sublessor are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice Sublessor’s right to exercise any or all others.

		13.2.2.	Sublessee: Upon the occurrence of a Breach, Sublessee shall have the immediate right to exercise its rights and remedies at law or in equity.

14.

COVENANT TO COMPLY WITH GOVERNMENTAL REQUIREMENTS:    The Sublessee shall observe and comply with all laws, rules and regulations applicable to the Premises and/or operations therein and will exercise reasonable care to keep the Premises safe for the public. The Sublessee shall save the Sublessor harmless for any liability incurred or any penalty, claim, or damage imposed, made or recovered by reason of the neglect of the Sublessee to observe said laws, rules and regulation of the City of Martinsville, State of Virginia, or the U. S. Government. The provisions of this paragraph shall survive the expiration or sooner termination of this lease.

15.	HAZARDOUS SUBSTANCES:

15.1.

DEFINED:    The term “Hazardous Substances” shall include, without limitation, flammable explosives, radioactive materials, asbestos, polychlorinated biphenyl (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

	15.2.	SUBLESSEE’S RESTRICTIONS: Sublessee shall not cause or permit to occur:

15.2.1.

Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises or the warehouse buildings or arising from Sublessee’s use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

15.2.2.

The use, generation, release, manufacturer, refining, production, processing, storage, or disposal of any “Hazardous Substances” on, under, or about the Premises or the warehouse buildings, or the transportation to or from the Premises of any “Hazardous Substances” except that Sublessee may use Hazardous Substances as part of Sublessee’s ongoing business, which Sublessee agrees it may use only in compliance with all applicable laws and regulations so long as such use does not cause or result in a nuisance or in a health or safety hazard to property or to any occupants of the warehouse buildings or any other properties. A list of materials used will be provided to Sublessor prior to any such use or storage on the Premises.

	15.3.	ENVIRONMENTAL CLEAN-UP:

		15.3.1.	Sublessee shall, at Sublessee’s own expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of “Hazardous Substances” (“Laws”).

15.3.2.

Sublessee shall, at Sublessee’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws.

15.3.3.

Should any Authority or any third party, with lawful authority or legal right, demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge, or other release of “Hazardous Substances” that occurs during the term of this lease, at or from the Premises, and which arises directly or indirectly, wholly or in part, at any time from the use or occupancy of the Premises by Sublessee or any subtenant, concessionaire or licensee of Sublessee or their respective employees, agents, contractors, servants, licensees or invitees, then Sublessee shall, at Sublessee’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Sublessee shall promptly carry out all such cleanup plans. Sublessee is not required to pay for or arrange remediation plans for incidents that occur as the result of actions or omissions of the Sublessor or Sublessor’s employees, agents, contractors or invitees.

15.3.4.

Sublessee shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of “Hazardous Substances” that is requested by Sublessor. If Sublessee fails to fulfill any duty imposed under this paragraph 15.3.4 within a reasonable time, Sublessor may do so at Sublessee’s cost and expense; and in such case, Sublessee shall cooperate with Sublessor in order to prepare all documents Sublessor deems necessary or appropriate to determine the applicability of the laws to the Premises and Sublessee’s use thereof, and for compliance therewith, and Sublessee shall execute all documents promptly upon Sublessor’s request. No such action by Sublessor and no attempt made by Sublessor to mitigate damages under any law shall constitute a waiver of any of Sublessee’s obligations under this paragraph 15.3.4.

		15.3.5.	Sublessee’s obligations and liabilities under this paragraph 15 shall survive the expiration of this lease.

	15.4.	INDEMNITY:

15.4.1.

SUBLESSEE’S INDEMNITY:    Sublessee shall indemnify, defend, hold harmless Sublessor, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, proceedings, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of “Hazardous Substances” that occurs during the term of this Lease, at or from the Premises, which arises at any time solely from Sublessee’s use or occupancy of the Premises, or from Sublessee’s failure to provide all information, make all submissions, and take all steps required by all authorities under the laws and all other environmental laws.

15.4.2.

SUBLESSOR’S INDEMNITY:    Sublessor shall indemnify, defend, or hold harmless Sublessee, their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, proceedings, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of “Hazardous Substances” that occurs during the term of this Lease, at or from the Premises, which directly arises at any time solely as the result of the negligence or omissions of the Sublessor or Sublessor’s employees, agents, contractors or invitees.

		15.4.3.	All obligations and liabilities under this paragraph 15.4 shall survive the expiration of this lease.

		15.4.4.	Sublessee covenants and warrants that it is a duly organized and existing corporation under the laws of its state of incorporation and is authorized to enter into this lease.

15.4.5.

It is the intent of this paragraph 15 that the Sublessee will not be responsible for “Hazardous Substances” or “Incidents” that may have occurred prior to the Sublessee taking occupancy of the Premises under this lease Sublessor shall indemnify, defend and hold harmless Sublessee, and its officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of “Hazardous Substances” that occurred prior to the term of this Lease, at or from the Premises

		15.4.6.	To the best of its knowledge, Sublessor is not aware of the existence on the Premises of any reportable levels of Hazardous Substances.

16.

INSURANCE AND LIABILITIES:    Sublessee shall indemnify the Sublessor against any expenses, loss or liability paid, suffered or incurred as a result of any breach by the Sublessee, Sublessee’s agents, servants or employees, of any covenant or condition of this lease as a result of Sublessee’s use or occupancy of the Premises or solely by any act, omission, negligence, willful misconduct or criminal act of the Sublessee or Sublessee’s agents, servants, employees, contractors, licensees, invitees, subtenants, successors or assigns.

At all times during the lease term:

16.1.

Sublessee shall carry commercial general liability insurance in the amount of at least Two Million Dollars ($2,000,000.00) for any occurrence resulting in injury to or death of one person and consequential damages arising therefrom, and in the amount of at least Five Million Dollars ($5,000,000.00) for any occurrence resulting in bodily injury and personal injury to or death of more than one person and consequential damages arising therefrom and property damage of One Million Dollars ($1,000,000.00), and coverage endorsements insuring Sublessee’s stock-in-trade, trade fixtures, furniture, furnishings, special equipment, floor and wall coverings and all other items of personal property of Sublessee located on or within the Premises, such coverage to be in an amount of at least Two Million Dollars ($2,000,000.00) for any occurrence. Sublessee will be responsible for carrying insurance to cover to entire value of the property of the Sublessee warehoused in the Premises. Sublessee shall also carry workers’ compensation insurance in the amount and limits required by State law. Sublessee shall insure its personal property and fixtures located in the Premises and Sublessor shall have no interest in the proceeds from such insurance. Sublessee shall name the Sublessor as an additional insured on the above liability and property policies. Prior to occupying the Premises, Sublessee must furnish Sublessor with Certificates of Insurance evidencing such coverage.

17.

EXTERIOR MAINTENANCE:    Sublessor will maintain the structure and exterior of the Premises in a safe and tenantable condition and will keep the roof of the Premises in repair, provided that Sublessee shall give Sublessor written notice of the necessity for such maintenance and repairs, and provided that the necessity for such maintenance or repairs shall not have been caused by any negligence, act, omission or willful misconduct of Sublessee or its employees, agents, contractors, licensees, invitees, subtenants, successors or assigns, in which event, Sublessee shall be responsible therefor. Sublessor is expressly exculpated from any damage, caused to Sublessee’s fixtures, inventory, and/or decor caused by leakage of pipes or leakage from roof, except for damaged caused by Sublessor’s negligent or intentional act or omission. For the Premises hereunder being leased to Sublessee, Sublessee agrees to keep same neat and orderly and provide security.

18.

INTERIOR MAINTENANCE:    Sublessee will keep the interior of the Premises, together with all electrical, plumbing, sprinkler and other mechanical installations, therein in good order and repair at its own expense, provided, however, Sublessor shall be responsible to pay the amount over $750.00 per occurrence for repairs unless the repair was caused by the negligence, act, omission or willful misconduct of the Sublessee or its employees, agents, contractors, servants, licensees, invitees, subtenants, successors or assigns. With respect to any maintenance or repairs for which Sublessor is responsible under this lease, Sublessor shall promptly commence and/or continue necessary maintenance and repairs to the facility upon receipt of written notice of the necessity for such maintenance or repairs. Sublessee will surrender the Premises at the expiration of the term or at such other time as it may vacate in as good condition as when received, excepting depreciation caused by ordinary wear and tear and damage by unavoidable accident or act of God. Sublessee will not overload the electrical wiring serving the Premises or within the Premises, and will install at its own expense, but only after obtaining Sublessor’s written approval, any additional electrical wiring which may be required in connection with Sublessee’s apparatus.

19.	COMMON AREAS:

19.1.

Sublessor grants to Sublessee and Sublessee’s customers and invitees the right to use, in common with all others to whom Sublessor has or may hereafter grant rights to use the same, the Common Areas. The term “Common Areas” as used in this Lease, shall mean the parking areas, roadways, pedestrian sidewalks, driveways, sidewalks, delivery areas, trash removal areas, landscaped areas, security areas, public washrooms and all other common areas or improvements which may be provided by Sublessor for the common use.Sublessor hereby reserves the following rights with respect to the Common Areas:

		19.1.1.	To establish reasonable rules and regulations for the use thereof;

		19.1.2.	To use or permit the use of such Common Areas by others to whom Sublessor may grant or may have granted such rights in such manner as Sublessor may from time to time designate;

19.1.3.

To close all or any portion thereof as may be deemed necessary by Sublessor to make repairs or changes, to prevent a dedication thereof or the accrual of any rights to any person or the public therein, or to discourage non-customer use or parking;

		19.1.4.	To change the layout of such Common Areas, including the right to reasonably add to or subtract from their shape and size, whether by the addition of building improvements or otherwise; and

19.1.5.

To do such other acts in and to the Common Areas as in Sublessor’s judgment may be desirable; provided that such acts do not unreasonably interfere with Sublessee’s business activities on the Premises.

20.

ALTERATIONS BY SUBLESSEE:    Sublessee will not alter or improve the Premises and will not make any structural or nonstructural alterations to the Premises or any part thereof without first obtaining Sublessor’s written approval of such alterations, in Sublessor’s sole discretion. Sublessee further will not, except for the installation of trade fixtures, cut or drill into or secure any fixtures, apparatus or equipment of any kind to any part of the Premises without first obtaining Sublessor’s written consent, in Sublessor’s sole discretion.

21.

USE OF PREMISES:    The Premises shall be used by Sublessee solely for the purpose of conducting therein the business of general warehouse and repair operations and for no other purpose. Sublessee shall not use the Premises for any other purpose without the written consent of the Sublessor, in Sublessor’s sole discretion.

22.

SIGNS AND ADVERTISING:    Sublessee will not place or suffer to be placed or maintained on the exterior of the Premises any sign, advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the leased Premises without first obtaining Sublessor’s written approval thereof; and Sublessee further agrees to maintain such sign, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times.

23.	NO ASSIGNMENTS OR SUB-LETTING:

23.1.

GENERALLY:    Sublessee will not assign this lease in whole or in part, nor sublet all or any part of the Premises, nor license concessions or leased departments therein, without the written consent of Sublessor first obtained. Such written consent of Sublessor shall not be unreasonably withheld. Consent by Sublessor to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law.

23.2.

TRANSFER OF PREMIUMS:    One hundred percent (100%) of any sums or other economic consideration received by Sublessee as a result of any assignment or subletting entered into pursuant to this Paragraph, however denominated under the assignment or sublease, which exceed, in the aggregate (a) the total sums which Sublessee is obligated to pay Sublessor under this Lease, plus (b) (i) reasonable real estate brokerage commissions or fees payable by Sublessee in connection with such assignment or subletting, and (ii) the reasonable fees of attorneys, shall be paid by the Sublessee to the Sublessor as additional rent under this Lease without affecting or reducing any other obligations of the Sublessee hereunder.

24.

LEGAL NOTICES:    Whenever such notice shall or may be given to either of the parties by the other, each such notice shall be sent by registered or certified mail or by overnight delivery addressed as follows:

To Sublessor: Deryl DeLoach Director of Operations and Continuous Improvement Pulaski Furniture Corporation One Pulaski Square Pulaski, VA 24301	To Sublessee: E. Larry Ryder ExecutiveVice President—Finance & Administration Hooker Furniture Corporation PO Box 4708 440 East Commonwealth Blvd. Martinsville, VA 24115

With a Copy to: Spencer A. Rygas, Esq. General Counsel Pulaski Furniture Corporation P.O. Box 1371 Pulaski, VA 24301	With a Copy to: John L. Gregory, III Young, Haskins, Mann, Gregory & Smith, P.C. Post Office Box 72 400 Starling Avenue Martinsville, VA 24114

25.

QUIET ENJOYMENT:    Provided that no Breach exists, Sublessor warrants that Sublessee shall have peaceful possession and quiet enjoyment of the Premises during the term of this lease and, to the best of Sublessor’s knowledge, there are no pending suits, proposed ordinances or other laws or regulations which would prohibit or in any manner restrict use of the Premises by Sublessee for its stated use.

26.

SEVERABILITY:    If any term or provision of this lease or an application thereof shall be invalid or unenforceable, the remaining terms and provisions of this lease and any other application of such terms or provisions shall not be affected thereby. Each term and provision which shall be valid and enforceable shall be utilized to the highest extent permitted by law.

This agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns.

IN WITNESS WHEREOF, the said parties hereto have executed this Lease in duplicate, one of which is retained by each of said parties, as of the day and year first written above.

SUBLESSOR: Pulaski Furniture Corporation	SUBLESSEE: Hooker Furniture Corporation

By:	/s/ Deryl DeLoach	By:	/s/ Edwin L. Ryder

Name:	Deryl DeLoach	Name:	Edwin L. Ryder

Title:	Director of Operations	Title:	January 29, 2003

ACKNOWLEDGMENT OF CORPORATE SUBLESSOR

STATE OF VIRGINIA

CITY OF MARTINSVILLE, TO WIT:

I, Diana C. Gravely, a Notary Public in and for the state aforesaid, do certify that Deryle DeLoach whose name is signed to the foregoing instrument, bearing date on the 29 day of January, 2003 has acknowledged the same before me in my City and State aforesaid. Given under my hand and seal this day of February 3, 2003.

Diana C. Gravely

Notary Public

My Commission Expires: October 31, 2005

ACKNOWLEDGMENT OF CORPORATE SUBLESSEE

STATE OF VIRGINIA

CITY/COUNTY OF Henry

I, Jill W. Brown            , a Notary Public in and for the state aforesaid, do certify that Edwin L. Ryder whose name is signed to the foregoing instrument, bearing date on the 29th day of January, 2003 has acknowledged the same before me in my City and State aforesaid. Given under my hand and seal this 29th day of January, 2003.

Jill W. Brown

Notary Public

My Commission Expires: July 31, 2005

VERIFICATION OF COMMENCEMENT DATE AND LEASE TERM

DATE OF LEASE:	January 13, 2003

Sublessor:	Pulaski Furniture Corporation One Pulaski Square Pulaski, Virginia 24301

Sublessee:	Hooker Furniture Corporation

COMMENCEMENT DATE:    January 13, 2003

TERMINATION DATE:    July 13, 2003

RENT COMMENCEMENT DATE:    January 13, 2003

The parties above do hereby verify that the above dates are correct and except for stipulating the dates as aforesaid, this “Verification of Commencement Date and Lease Term” shall not in any other way modify or amend or supplement said Lease or any of its provisions as the same are now in force and effect.

WHEREOF, the parties have hereunto subscribed their names this         day of January, 2003

SUBLESSOR: Pulaski Furniture Corporation	SUBLESSEE: Hooker Furniture Corporation

By:	/s/ Deryl DeLoach	By:	/s/ Edwin L. Ryder

Name:	Deryl DeLoach	Name:	Edwin L. Ryder

Title:	Director of Operations	Title:	January 29, 2003